EXHIBIT 99.1

Time Warner

                                                        NEWS
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For Immediate Release:


                          TIME WARNER NAMES JEFF BEWKES
                      PRESIDENT AND CHIEF OPERATING OFFICER

                     Don Logan to Retire as Group Chairman;
              To Become Non-Executive Chairman of Time Warner Cable


NEW YORK, NY, December 21, 2005 - Jeff Bewkes has been named President and Chief Operating Officer of Time Warner Inc. (NYSE:TWX), Chairman and Chief Executive Officer Dick Parsons announced today. Don Logan, Chairman of Time Warner's Media & Communications Group, plans to retire at the end of the current year and become the non-executive Chairman of Time Warner Cable's board of directors.

Mr. Parsons said: "Since I asked Don and Jeff to help me run the company in the summer of 2002, we have overcome a long list of challenges and put this company back on track. We've worked hard to make Time Warner the best managed and most valuable portfolio of world-class media and entertainment assets by: strengthening our balance sheet, meeting our financial objectives, investing in our businesses, streamlining our structure, making smart strategic acquisitions, launching new products, capitalizing on the adjacencies among our businesses, returning value more directly to our stockholders and putting nearly all of our legal and regulatory issues behind us. By running our businesses better than ever, we continued to build sustainable long-term value, gained tremendous financial flexibility and positioned ourselves to take full advantage of the digital world's emerging opportunities. Now, after having accomplished all that together, we're smoothly transitioning our senior management team with Don's well-earned retirement and Jeff's well-deserved promotion."

Mr. Parsons continued: "I'm delighted that our board of directors has approved Jeff's appointment as President and Chief Operating Officer of Time Warner. As Group Chairman, Jeff contributed to our recent achievements by overseeing record-breaking performances at our filmed entertainment and networks businesses, and providing critical leadership for cross-company initiatives involving the digital distribution of content. His previous record of stellar achievement at HBO speaks for itself. Jeff's unmatched combination of intelligence, energy, and understanding of our companies and industries will make him a superb leader for all of our businesses. Not only is Jeff a seasoned executive, but he brings long experience in dealing with the creative and technological aspects of our companies. I have every confidence that Jeff will continue to be a most effective partner for me, as we together work with the board to guide Time Warner into the future."



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Mr. Bewkes said: "I greatly  appreciate  the  confidence  that both Dick and the board of directors have shown in me with this appointment. Time Warner is made up of terrific businesses, and Dick and I will do everything possible to help all of them achieve their great potential for the benefit of our shareholders. Most crucial to our future success will be how well we're able to take advantage of the emerging technological opportunities. I believe no company is better positioned to succeed in the digital arena than Time Warner. There's never been a more exciting time to be in this business. We'll truly miss Don, but I look forward to working with the rest of the great Time Warner people on all of our future successes."

Mr. Parsons said: "I thank Don for his 35 years of distinguished service to the company. Since coming to work with Jeff and me, he has provided critical leadership to our online, cable and publishing companies. Don deserves a great deal of credit for stabilizing AOL and starting its transition to an advertising-based business model - capped by this week's strategic alliance with Google. Time Warner Cable has delivered financial growth, launched such successful new products as Digital Phone and positioned itself for the Adelphia transaction. Time Inc. has continued to introduce new titles and make strategic international acquisitions. In sum, Don has completed his mission. What makes Don so remarkable is that all of these achievements came after his legendary climb from that first job at Southern Progress to become Chairman and CEO of Time Inc. - with its 41 straight quarters of profit growth. Happily, we'll again have the opportunity to benefit from Don's wisdom when he becomes Chairman of Time Warner Cable."

Mr. Logan said: "I'm pleased to have spent my career working with the great people of Time Warner - from my wonderful days at Southern Progress and Time Inc. to my rewarding partnership with Dick and Jeff. I'm proud of everything that we achieved together - especially over the past 3 1/2 years as we together put Time Warner back on track. This is a tremendous company with truly impressive businesses, and I'm sure that it will continue to excel for many years to come. I can tell you from first-hand experience that Dick and Jeff are the right people to lead it. I will now be spending a lot more time at my home in Birmingham, but I'll be coming up to New York on a regular basis. And, thanks to my new role at Time Warner Cable, I'll still be able to continue contributing to Time Warner's promising future."

Background on Mr. Bewkes

Before his latest appointment, Mr. Bewkes had been serving as chairman of the Entertainment & Networks Group of Time Warner Inc. since July 2002. In that position, he oversaw Warner Bros., New Line Cinema, HBO and Cinemax, CNN, TNT, TBS, Cartoon Network and The WB Television Network.

Previously, Mr. Bewkes had been chief executive officer of Home Box Office for seven years, where he was responsible for the overall management of the world's largest premium television company. Prior to becoming CEO of Home Box Office, Mr. Bewkes became its president and chief operating officer in 1991 and served as chief financial officer for the preceding five years.

Before joining HBO, Mr. Bewkes served for two years as an account officer for Citibank, NA in New York. Previously, he was operations director for Sonoma Vineyards, Inc., in


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Healdsburg,  CA. He earned a BA degree  from Yale  University  and an MBA degree from Stanford Graduate School of Business.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Time Warner
-----------
Edward Adler     (212) 484-6630
Kathy McKiernan  (212) 484-8043

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